SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     February 25, 2003

TheraSense, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	000-33139	94-3267373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1360 South Loop Road, Alameda, California	94502
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code       (510) 749-5400

______________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events.

On February 25, 2003, TheraSense, Inc. (the “Company”) announced that its Board of Directors adopted a Stockholder Rights Plan (the “Plan”). The Plan, while not adopted in response to any specific effort to acquire control of the Company, is designed to enhance the ability of the Board to maximize stockholder value in the event of an acquisition attempt. Under the Plan each common stockholder of record at the close of business on March 14, 2003, will receive a dividend of one right for each share of Common Stock held. Each right entitles the holder to purchase from the Company one one-thousandth of a share of a new series of participating Preferred Stock at an initial purchase price of $100.00. If a person or group acquires 15.0% or more of the Company’s outstanding Common Stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $100.00 exercise price, shares of the Company’s Common Stock having twice the value of the exercise price. If, following an acquisition of 15.0% or more of the Company’s Common Stock by a stockholder, the Company is involved in certain mergers or other business combinations, each right will entitle the holder to purchase, in exchange for the exercise price, common stock of the other party to such transaction having twice the value of the exercise price. The rights expire on February 25, 2013 unless earlier exchanged or redeemed. The Company’s Board of Directors may extend the established expiration date of the rights.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TheraSense, Inc.

By:	/s/ W. MARK LORTZ
Name: W. Mark Lortz
Title: President and Chief Executive Officer

February 25, 2003